EXHIBIT 99.1

ULTRATECH, INC.

1993 STOCK OPTION/STOCK ISSUANCE PLAN

(Amended and Restated as of January 30, 2006)

ARTICLE ONE

GENERAL

I.              PURPOSE OF THE PLAN

This 1993 Stock Option/Stock Issuance Plan (“Plan”) is intended to promote the interests of Ultratech, Inc., a Delaware corporation (the “Corporation”), by providing (i) key employees (including officers) of the Corporation (or its parent or subsidiary corporations) who are responsible for the management, growth and financial success of the Corporation (or its parent or subsidiary corporations), (ii) the non-employee members of the Corporation’s Board of Directors and (iii) independent consultants and other advisors who provide valuable services to the Corporation (or its parent or subsidiary corporations) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation (or its parent or subsidiary corporations).

A.            The Plan became effective on September 29, 1993, the date on which the shares of the Corporation’s Common Stock were registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).  Such date is hereby designated as the Effective Date for the Plan.

B.            This Plan shall serve as the successor to the Corporation’s existing 1993 Stock Option and 1993 Stock Issuance Plans (the “Predecessor Plans”), and no further option grants or share issuances shall be made under the Predecessor Plans from and after the Effective Date of this Plan.  All outstanding stock options and unvested share issuances under the Predecessor Plans on the Effective Date are hereby incorporated into this Plan and shall accordingly be treated as outstanding stock options and unvested share issuances under this Plan.  However, each outstanding option grant and unvested share issuance so incorporated shall continue to be governed solely by the express terms and conditions of the instrument evidencing such grant or issuance, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of Common Stock thereunder.  All unvested shares of Common Stock outstanding under the Predecessor Plans on the Effective Date shall continue to be governed solely by the express terms and conditions of the instruments evidencing such issuances, and no provision of this Plan shall be deemed to affect or modify the rights or obligations of the holders of such unvested shares.

II.            DEFINITIONS

A.            For purposes of the Plan, the following definitions shall be in effect:

Board:  the Corporation’s Board of Directors.

Code:  the Internal Revenue Code of 1986, as amended.

Committee:  the committee of two (2) or more non-employee Board members appointed by the Board to administer the Plan.

Common Stock:  shares of the Corporation’s common stock.

Change in Control:  a change in ownership or control of the Corporation effected through either of the following transactions:

a.             any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders; or

b.             there is a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

Corporate Transaction:  any of the following stockholder-approved transactions to which the Corporation is a party:

a.             a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

b.             the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

c.             any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger.

Employee:  an individual who performs services while in the employ of the Corporation or one or more parent or subsidiary corporations, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

Fair Market Value:  the Fair Market Value per share of Common Stock determined in accordance with the following provisions:

a.             If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system.  If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

b.             If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

Optionee:  any person to whom an option or stock appreciation right is granted under the Discretionary Grant or Automatic Option Grant Program in effect under the Plan.

Participant:  any person who receives a direct issuance of Common Stock under the Stock Issuance Program in effect under the Plan.

Plan Administrator:  the Committee in its capacity as the administrator of the Plan.

Permanent Disability or Permanently Disabled:  the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Service:  the performance of services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant or advisor, except to the extent otherwise specifically provided in the applicable stock option or stock issuance agreement. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise required by law or expressly authorized by the Plan Administrator or the Corporation’s written leave of absence policy, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.

B.            The following provisions shall be applicable in determining the parent and subsidiary corporations of the Corporation:

Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a parent of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Each corporation (other than the Corporation) in an unbroken chain of corporations which begins with the Corporation shall be considered to be a subsidiary of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

III.           STRUCTURE OF THE PLAN

A.            Stock Programs.  The Plan shall be divided into three separate components: the Discretionary Grant Program specified in Article Two, the Automatic Option Grant Program specified in Article Three and the Stock Issuance Program specified in Article Four.  Under the Discretionary Grant Program, eligible individuals may, at the discretion of the Plan Administrator in accordance with the provisions of Article Two, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock.  Under the Automatic Option Grant Program, non-employee Board members will receive a series of automatic option grants over their period of continued Board service to purchase shares of Common Stock in accordance with the provisions of Article Three.  Under the Stock Issuance Program, eligible individuals may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units or other share right awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, or such shares of Common Stock may be issued through direct purchase or as a bonus for services rendered the Corporation (or any Parent or Subsidiary) or the Corporation’s attainment of financial objectives.

B.            General Provisions.  Unless the context clearly indicates otherwise, the provisions of Articles One and Five shall apply to the Discretionary Grant Program, the Automatic Option Grant Program and the Stock Issuance Program and shall accordingly govern the interests of all individuals under the Plan.

IV.           ADMINISTRATION OF THE PLAN

A.            Both the Discretionary Grant Program and the Stock Issuance Program shall be administered by a committee (“Committee”) of two or more non-employee Board members.  Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

B.            The Committee as Plan Administrator shall have full power and authority (subject to the express provisions of the Plan) to establish rules and regulations for the proper administration of the Discretionary Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding option grants, stock issuances or other stock-based awards thereunder as it may deem necessary or advisable.  Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Discretionary Grant or Stock Issuance Program or any outstanding stock option, stock appreciation right, share issuance or other stock-based award thereunder.

C.            Administration of the Automatic Option Grant Program shall be self-executing in accordance with the express terms and conditions of Article Three, and the Committee as Plan Administrator shall exercise no discretionary functions with respect to option grants made pursuant to that program.

V.            DISCRETIONARY GRANTS AND STOCK ISSUANCES

A.            The persons eligible to participate in the Discretionary Grant Program under Article Two or the Stock Issuance Program under Article Four shall be limited to the following:

1.             officers and other key employees of the Corporation (or its parent or subsidiary corporations) who render services which contribute to the management, growth and financial success of the Corporation (or its parent or subsidiary corporations);

2.             non-employee members of the Board; and

3.             those independent consultants or other advisors who provide valuable services to the Corporation (or its parent or subsidiary corporations).

B.            The Plan Administrator shall have full authority to determine, (I) with respect to the grant of stock options or stock appreciation rights under the Discretionary Grant Program, which eligible individuals are to receive such grants, the time or time when those grants are to be made, the number of shares to be covered by each such grant, the time or times at which each option or stock appreciation right is to vest and become exercisable, the status of a granted stock option as either an incentive stock option (“Incentive Option”) which satisfies the requirements of Section 422 of the Code or a non-statutory stock option not intended to meet such requirements, and the maximum term for which the granted stock option or stock appreciation right may remain outstanding and (II) with respect to stock issuances or other stock-based awards under the Stock Issuance Program, which eligible persons are to receive such issuances or awards, the time or times when the issuances or awards are to be made, the number of shares subject to each such issuance or award, the vesting schedule (if any) applicable to the shares which are the subject of such issuance or award and the consideration for those shares.

VI.           STOCK SUBJECT TO THE PLAN

A.            Shares of Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation’s authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market.  Subject to the automatic share increase provisions of Section VI. B. of this Article One, the maximum number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to 10,776,779 shares(1).  Such share reserve includes (i) the initial number of shares incorporated into this Plan from the Predecessor Plans on the Effective Date, (ii) an additional 600,000-share increase authorized by the Board on March 21, 1996 and approved by the stockholders at the 1996 Annual Stockholders Meeting, (iii) an additional 277,239 shares attributable to the automatic annual share increase for fiscal 1996 which was effected on January 2, 1996, (iv) an additional 284,346 shares attributable to the automatic annual share increase for fiscal 1997 which was effected on January 2, 1997, (v) an additional 450,000 shares authorized by the Board on March 18, 1997 and approved by the stockholders at the 1997 Annual Meeting, (vi) an additional 291,008 shares attributable to the automatic annual share increase for fiscal 1998 which was effected on January 2, 1998, (vii)  an additional 295,480 shares attributable to the automatic annual share increase for fiscal 1999 which was effected on January 4, 1999, (viii) an additional 299,490 shares attributable to the automatic annual share increase for fiscal 2000 which was effected on January 3, 2000, (ix) an additional 898,045 shares of Common Stock added to the share reserve on January 2, 2002 by reason of the automatic increase provision of Section VI.B of this Article One, (x) an additional 905,088 shares of Common Stock added to the share reserve on January 2, 2003 by reason of the automatic increase provision of Section VI.B of this Article One, (xi) an additional 943,285 shares of Common Stock added to the share reserve on January 2, 2004 by reason of the automatic increase provision of Section VI.B of this Article One, (xii) an additional 954,141 shares of Common Stock added to the share reserve on January 2, 2005 by reason of the automatic increase provision of Section VI.B of this Article One and (xiii) an additional 949,991 shares of Common Stock added to the share reserve on January 3, 2006 by reason of the automatic increase provision of Section VI.B of this Article One.  The share reserve in effect from time to time under the Plan shall be subject to periodic adjustment in accordance with the provisions of this Section VI.  To the extent one or more outstanding options under the Predecessor Plans which have been incorporated into this Plan are subsequently exercised, the number of shares issued with respect to each such option shall reduce, on a share-for-share basis, the number of shares available for issuance under this Plan.

B.            The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January of each calendar year,

(1)  All figures have been adjusted to reflect the 2:1 stock split the Corporation effected May 10, 1995.

beginning with calendar year 2002 and continuing through calendar year 2006, by an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding on the last trading day of the calendar year immediately preceding the calendar year of each such share increase, but in no event shall any such annual increase exceed 1,700,000 shares.

C.            In no event may the aggregate number of shares of Common Stock for which any one individual participating in the Plan may be granted stock options, stand-alone stock appreciation rights, direct stock issuances (whether vested or unvested) or other stock-based awards (whether in the form of restricted stock units or other share-right awards) exceed 400,000 shares per fiscal year, beginning with the 1995 fiscal year.  However, for the fiscal year in which an individual receives his or her initial stock option or stock appreciation right, direct stock issuance or other stock-based award under the Plan, the limit shall be increased to 600,000 shares.  Such limitations shall be subject to adjustment from time to time in accordance with the provisions of this Section VI.

D.            Shares of Common Stock subject to outstanding options (including options transferred to this Plan from the Predecessor Plan) or other awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those options or awards expire or terminate for any reason (including, without limitation, the cancellation of one or more options in accordance with the cancellation-regrant provisions of Section IV of Article Two of the Plan) prior to the issuance of the shares of Common Stock subject to those options or awards. Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the original exercise or issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan.  Shares subject to any stock appreciation rights exercised in accordance with Section V of Article Two shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under the Plan.  In addition, should the exercise price of an outstanding option under the Plan (including any option incorporated from the Predecessor Plans) be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan or the issuance of vested shares pursuant to a stock or stock-based award made under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or for which the stock or stock-based award was made, and not by the net number of shares of Common Stock actually issued to the holder of such option or award.

E.             Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, stand-alone stock appreciation rights, direct stock issuances and other stock-based awards under this Plan per calendar year, (iii) the number and/or class of securities for which automatic option grants are to be subsequently made per eligible non-employee Board member under the Automatic Option Grant Program, (iv) the number and/or class of securities and exercise price per share in effect under each stock option or stock appreciation right outstanding under either the Discretionary Grant or Automatic Option Grant Program, (v) the number and/or class of securities subject to each outstanding restricted stock unit or other stock-based award under the Plan and the issue price (if any) payable per share and (vi) the number and/or class of securities and price per share in effect under each outstanding option incorporated into this Plan from the Predecessor Plans.  Such adjustments to the outstanding options and other stock-based awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under those outstanding options, stock appreciation rights and other awards.  The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I.              TERMS AND CONDITIONS OF OPTIONS

Options granted pursuant to the Discretionary Grant Program shall be authorized by action of the Plan Administrator and may, at the Plan Administrator’s discretion, be either Incentive Options or non-statutory options.  Individuals who are not Employees of the Corporation or its parent or subsidiary corporations may only be granted non-statutory options.  Each granted option shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided, however, that each such instrument shall comply with the terms and conditions specified below.  Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section II of this Article Two.

A.            Option Price.

1.             The option price per share shall be fixed by the Plan Administrator and shall in no event be less than one hundred percent (100%) of the fair market value of such Common Stock on the grant date.

2.             The option price shall become immediately due upon exercise of the option and, subject to the provisions of Section I of Article Four and the instrument evidencing the grant, shall be payable in one of the following alternative forms specified below:

•              full payment in cash or check drawn to the Corporation’s order; or

•              full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date (as such term is defined below); or

•              full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check drawn to the Corporation’s order; or

•              full payment through a broker-dealer sale and remittance procedure pursuant to which the Optionee (I) shall provide irrevocable written instructions to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable

Federal and State income and employment taxes required to be withheld by the Corporation in connection with such purchase and (II) shall provide written directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

For purposes of this subparagraph (2), the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation.  Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

B.            Term and Exercise of Options.  Each option granted under this Discretionary Grant Program shall be exercisable at such time or times and during such period as is determined by the Plan Administrator and set forth in the instrument evidencing the grant.  No such option, however, shall have a maximum term in excess of ten (10) years from the grant date.

C.            Limited Transferability.  During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee’s death.  However, non-statutory options may, in connection with the Optionee’s estate plan, be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established exclusively for the Optionee or one or more such family members.  The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

D.            Termination of Service.

1.             The following provisions shall govern the exercise period applicable to any outstanding options held by the Optionee at the time of cessation of Service or death.

•              Should an Optionee cease Service for any reason (including death or Permanent Disability) while holding one or more outstanding options under this Article Two, then none of those options shall (except to the extent otherwise provided pursuant to subparagraph D.(3) below) remain exercisable for more than a thirty-six (36)-month period (or such shorter period determined by the Plan Administrator and set forth in the instrument evidencing the grant) measured from the date of such cessation of Service.

•              Any option held by the Optionee under this Article Two and exercisable in whole or in part on the date of his or her death may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution.  Such exercise, however, must occur prior to the earlier of (i) the first anniversary of the date of the Optionee’s death or (ii) the specified expiration date of the option term.  Upon the occurrence of the earlier event, the option shall terminate.

•              Under no circumstances shall any such option be exercisable after the specified expiration date of the option term.

•              During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of shares (if any) in which the Optionee is vested at the time of his or her cessation of Service.  Upon the expiration of the limited post-Service exercise period or (if earlier) upon the specified expiration date of the option term, each such option shall terminate and cease to be outstanding with respect to any vested shares for which the option has not otherwise been exercised.  However, each outstanding option shall, immediately upon the Optionee’s cessation of Service for any reason, terminate and cease to be outstanding with respect to any shares for which the option is not otherwise at that time exercisable or in which the Optionee is not otherwise at that time vested.

•              Should (i) the Optionee’s Service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement) or (ii) the Optionee make any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or its parent or subsidiary corporations, then in any such event all outstanding options held by the Optionee under this Article Two shall terminate immediately and cease to be outstanding.

2.             The Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the Optionee under this Article Two to be exercised, during the limited post-Service exercise period applicable under subparagraph (1) above, not only with respect to the number of vested shares of Common Stock for which each such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more subsequent installments of the option shares in which the Optionee would have otherwise vested had such cessation of Service not occurred.

3.             The Plan Administrator shall also have full power and authority to extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service or death from the limited period in effect under subparagraph (1) above to such greater period of time as the Plan Administrator shall deem appropriate.  In no event, however, shall such option be exercisable after the specified expiration date of the option term.

E.             Stockholder Rights.

An Optionee shall have no stockholder rights with respect to any shares covered by the option until such individual shall have exercised the option and paid the option price for the purchased shares.

F.             Repurchase Rights.

The shares of Common Stock acquired upon the exercise of any Article Two option grant may be subject to repurchase by the Corporation in accordance with the following provisions:

(a)           The Plan Administrator shall have the discretion to authorize the issuance of unvested shares of Common Stock under this Article Two.  Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase any or all of those unvested shares at the option price paid per share.  The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the instrument evidencing such repurchase right.

(b)           All of the Corporation’s outstanding repurchase rights under this Article Two shall automatically terminate, and all shares subject to such terminated rights shall immediately vest in full, upon the occurrence of a Corporate Transaction, except to the extent:  (i) any such repurchase right is expressly assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

(c)           The Plan Administrator shall have the discretionary authority, exercisable either before or after the Optionee’s cessation of Service, to cancel the Corporation’s outstanding repurchase rights with respect to one or more shares purchased or purchasable by the Optionee under this Option Grant Program and thereby accelerate the vesting of such shares in whole or in part at any time.

II.            INCENTIVE OPTIONS

The terms and conditions specified below shall be applicable to all Incentive Options granted under this Article Two.  Incentive Options may only be granted to individuals who are Employees of the Corporation.  Options which are specifically designated as “non-statutory” options when issued under the Plan shall not be subject to such terms and conditions.

A.            Dollar Limitation.  The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee after December 31, 1986 under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).  To the extent the Employee holds two

(2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of such options as incentive stock options under the Federal tax laws, each of those other options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.  Should the number of shares of Common Stock for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, then that option may nevertheless be exercised in that calendar year for the excess number of shares as a non-statutory option under the Federal tax laws.

B.            10% Stockholder.  If any individual to whom an Incentive Option is granted is the owner of stock (as determined under Section 424(d) of the Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations, then the option price per share shall not be less than one hundred and ten percent (110%) of the fair market value per share of Common Stock on the grant date, and the option term shall not exceed five (5) years, measured from the grant date.

Except as modified by the preceding provisions of this Section II, the provisions of Articles One, Two and Five of the Plan shall apply to all Incentive Options granted hereunder.

III.           CORPORATE TRANSACTIONS/CHANGES IN CONTROL

A.            In the event of any Corporate Transaction, each option or stock appreciation right which is at the time outstanding under this Article Two shall automatically accelerate so that each such option or stock appreciation right shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option or stock appreciation right and may be exercised as to all or any portion of such shares as fully-vested shares.  However, an outstanding option or stock appreciation right under this Article Two shall not so accelerate if and to the extent:  (i) such option or stock appreciation right is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option or stock appreciation right relating to shares of the capital stock of the successor corporation or parent thereof, (ii) such option or stock appreciation right is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on that option or stock appreciation right at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option or stock appreciation right, or (iii) the acceleration of such option or stock appreciation right is subject to other limitations imposed by the Plan Administrator at the time of the grant of such option or stock appreciation right.  The determination of the comparability of the replacement option or stock appreciation right under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B.            Immediately following the consummation of the Corporate Transaction, all outstanding options or stock appreciation right under this Article Two shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company.

C.            Each outstanding option under this Article Two which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the option holder, in consummation of such Corporate Transaction, had such person exercised the option immediately prior to such Corporate Transaction.  Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same.  In addition, appropriate adjustments to reflect the Corporate Transaction shall be made to (i) the class and number of securities available for issuance over the remaining term of the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, stand-alone stock appreciation rights, direct stock issuances (whether vested or unvested) or other stock-based awards (whether in the form of restricted stock units or other share-right awards) under this Plan per calendar year and (iii) the maximum number and/or class of securities which may be issued pursuant to Incentive Options granted under the Plan.

D.            The Plan Administrator shall have the discretion,  exercisable either at the time the option or stock appreciation right is granted or at any time while the option or stock appreciation right remains outstanding, to provide (upon such terms as it may deem appropriate) for the automatic acceleration of one or more outstanding options or stock appreciation rights which are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time, in the event the Optionee’s Service should subsequently terminate within a designated period following the effective date of such Corporate Transaction.

E.             The grant of options or stock appreciation rights under this Article Two shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

F.             The Plan Administrator shall have the discretionary authority, exercisable either at the time the option or stock appreciation right is granted or at any time while the option or stock appreciation right remains outstanding, to provide for the automatic acceleration of one or more outstanding options or stock appreciation rights under this Article Two (and the termination of one or more of the Corporation’s outstanding repurchase rights under this Article Two) upon the occurrence of any Change in Control.  The Plan Administrator shall also have full power and authority to condition any such acceleration of outstanding options or stock appreciation rights (and the termination of any outstanding repurchase rights) upon the subsequent termination of the Optionee’s Service within a specified period following the Change in Control.

G.            Any option or stock appreciation right accelerated in connection with the Change in Control shall remain fully exercisable until the expiration or sooner termination of the term of that option or stock appreciation right.

H.            The exercisability as incentive stock options under the Federal tax laws of any options accelerated under this Section III in connection with a Corporate Transaction or Change in Control shall remain subject to the dollar limitation of Section II of this Article Two.  To the extent such dollar limitation is exceeded, the accelerated option shall be exercisable as a non-statutory option under the Federal tax laws.

IV.           CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding options under this Article Two (including outstanding options under the Predecessor Plans incorporated into this Plan) and to grant in substitution new options under the Plan covering the same or different numbers of shares of Common Stock but with an option price per share not less than the Fair Market Value of the Common Stock on the new grant date.

V.            STOCK APPRECIATION RIGHTS

A.            Authority.  The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant tandem stock appreciation rights in accordance with this Section V to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

B.            Tandem Rights.  The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1.             One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying stock option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

2.             No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time.  If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section V shall be made in shares of Common Stock valued at Fair Market Value on the option surrender date.

3.             If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

C.            Share Counting.  Upon the exercise of any Tandem Right under this Section V, the share reserve under Section VI of Article One shall be reduced by the gross number of shares as to which such Tandem Right is exercised.

ARTICLE THREE

AUTOMATIC OPTION GRANT PROGRAM

I.              ELIGIBILITY

The provisions of the Automatic Option Grant Program were revised, effective March 1, 1996, to eliminate the special one-time option grant for 28,800 shares of Common Stock to each newly-elected or newly-appointed non-employee Board member and to implement a new program of periodic option grants to all eligible non-employee Board members.  Under the revised Automatic Option Grant Program, the following individuals shall be eligible to receive automatic option grants over their period of Board service: (i) those individuals who were serving as non-employee Board members on the date of the 1996 Annual Stockholders Meeting but who first joined the Board after September 29, 1993, (ii) those individuals who first join the Board as non-employee Board members after the date of the 1996 Annual Stockholders Meeting and (iii) those individuals who first joined the Board prior to September 30, 1993 and continue to serve as non-employee Board members through one or more Annual Stockholders Meetings, beginning with the 1996 Annual Meeting.  However, a non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive a 12,000-share option grant at the time of his or her initial election or appointment to the Board, but such individual shall be eligible to receive one or more 4,000-share annual option grants (8,000-share annual option grants for grants made on or after the date of the 2003 Annual Meeting) over his or her period of continued Board service.  Each non-employee Board member eligible to participate in the Automatic Option Grant Program pursuant to the foregoing criteria shall be designated an Eligible Director for purposes of the Plan.

II.            TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

A.            Grant Date.

1.             Each individual serving as a non-employee Board member on the date of the 1996 Annual Stockholders Meeting shall be granted on that date a non-statutory stock option to purchase 12,000 shares of Common Stock upon the terms and conditions of this Article Three, provided such individual (i) has not previously been in the employ of the Corporation (or any Parent or Subsidiary) and (ii) did not join the Board prior to September 30, 1993.  If any such individual previously received an automatic option grant for 28,800 shares of Common Stock at the time of his or her initial election or appointment to the Board, then that option was automatically cancelled upon stockholder approval of the revised Automatic Option Grant Program at the 1996 Annual Meeting.

2.             Each individual who is first elected or appointed as a non-employee Board member after the date of the 1996 Annual Stockholders Meeting shall automatically be granted, on the date of such initial election or appointment, a non-statutory stock option to purchase 12,000 shares of Common Stock upon the terms and conditions of this Article Three, provided such individual has not previously been in the employ of the Corporation (or any Parent or Subsidiary).

3.             On the date of each Annual Stockholders Meeting, beginning with the 1996 Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not he or she is standing for re-election to the Board at that particular Annual Meeting, shall automatically be granted a Non-Statutory Option to purchase 4,000 shares of Common Stock (8,000-shares of Common Stock for grants made on or after the date of the 2003 Annual Meeting), provided such individual did not receive any other option grants under this Automatic Option Grant Program within the preceding six (6) months.  There shall be no limit on the number of such 4,000-share option grants (8,000-share option grants for options granted on or after the date of the 2003 Annual Meeting) any one Eligible Director may receive over his or her period of Board service, and individuals who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive such annual option grants over their period of continued Board service.

B.            Exercise Price. The exercise price per share of Common Stock subject to each automatic option grant made under this Article Three shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the automatic grant date.

C.            Payment.

The exercise price shall be payable in one of the alternative forms specified below:

(i)            full payment in cash or check made payable to the Corporation’s order; or

(ii)           full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s reported earnings and valued at Fair Market Value on the Exercise Date (as such term is defined below); or

(iii)          full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s reported earnings and valued at Fair Market Value on the Exercise Date and cash or check payable to the Corporation’s order; or

(iv)          to the extent the option is exercised for vested shares, full payment through a sale and remittance procedure pursuant to which the non-employee Board member (I) shall provide irrevocable written instructions to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares and shall (II) concurrently provide written directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

For purposes of this subparagraph C, the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation.  Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option for vested shares, payment of the option price for the purchased shares must accompany the exercise notice.  However, if the option is exercised for any unvested shares, then the optionee must also execute and deliver to the Corporation a stock purchase agreement for those unvested shares which provides the Corporation with the right to repurchase, at the exercise price paid per share, any unvested shares held by the optionee at the time of cessation of Board service and which precludes the sale, transfer or other disposition of any shares purchased under the option, to the extent those shares are subject to the Corporation’s repurchase right.

D.            Option Term.  Each automatic grant under this Article Three shall have a maximum term of ten (10) years measured from the automatic grant date.

E.             Exercisability/Vesting.  Each automatic grant shall be immediately exercisable for any or all of the option shares.  However, any shares purchased under the option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee’s cessation of Board service prior to vesting in those shares.  The shares subject to each 12,000-share initial automatic option grant shall vest as follows:  (i) fifty percent (50%) of the shares shall vest upon the optionee’s completion of one (1) year of Board service measured from the grant date, and (ii) the remaining shares shall vest in three (3) successive equal annual installments upon the optionee’s completion of each of the next three (3) years of Board service thereafter.  The shares subject to each 4,000-share annual automatic option grant (8,000-share annual automatic option grant for grants made on or after the date of the 2003 Annual Meeting) shall vest upon the earlier of (i) the optionee’s completion of one (1) year of Board service measured from the grant date and (ii) the optionee’s continuation in Board service through the day immediately preceding the date of the first annual stockholders meeting following the grant date of such option.(2)  Vesting of the option shares shall be subject to acceleration as provided in Section II.G and Section III of this Article Three.

F.             Limited Transferability.  Each option granted under this Automatic Option Grant Program prior to the 1997 Annual Stockholders Meeting shall, during the lifetime of the optionee, be exercisable only by the optionee and shall not be assignable or transferable by the optionee otherwise than by will or the by the laws of descent and distribution following the optionee’s death.  However, each option granted under this Automatic Option Grant Program on or after the 1997 Annual Stockholders Meeting shall be assignable in whole or in part by the optionee during his or her lifetime, but only to the extent such assignment is made in connection with the optionee’s estate plan to one or more members of the optionee’s immediate family or to a trust established exclusively for one or more such family members.  The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(2)  The shares subject to each automatic annual option grant made prior to June 3, 2004 will vest upon the optionee’s completion of one (1) year of Board service measured from the grant date.

G.            Effect of Termination of Board Service.

1.             Should the Optionee cease to serve as a Board member for any reason (other than death or Permanent Disability) while holding an automatic option grant under this Article Three, then such individual shall have a six (6)-month period following the date of such cessation of Board service in which to exercise such option for any or all of the option shares in which the Optionee is vested at the time of such cessation of Board service.  The option shall immediately terminate and cease to be outstanding, at the time of such cessation of Board service, with respect to any option shares in which the Optionee is not otherwise at that time vested.

2.             Should the Optionee die within six (6) months after cessation of Board service, then any automatic option grant held by the Optionee at the time of death may subsequently be exercised, for any or all of the option shares in which the Optionee is vested at the time of his or her cessation of Board service (less any vested option shares subsequently purchased by the Optionee prior to death), by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution.  Any such exercise must occur within twelve (12) months after the date of the Optionee’s death.

3.             Should the Optionee die or become Permanent Disabled while serving as a Board member, then the shares of Common Stock at the time subject to each automatic option grant held by such Optionee under this Article Three shall immediately vest in full, and the Optionee (or the representative of the Optionee’s estate or the person or persons to whom the option is transferred upon the Optionee’s death) shall have a twelve (12)-month period following the date of the Optionee’s cessation of Board service in which to exercise such option for any or all of those vested shares of Common Stock.

4.             In no event shall any automatic grant under this Article Three remain exercisable after the expiration date of the ten (10)-year option term.  Upon the expiration of the applicable post-service exercise period under subparagraph 1, 2 or 3 above or (if earlier) upon the expiration of the ten (10)-year option term, the automatic grant shall terminate and cease to be outstanding for any option shares in which the Optionee was vested at the time of his or her cessation of Board service but which were not otherwise purchased thereunder.

H.            Stockholder Rights.  The holder of an automatic option grant under this Article Three shall have none of the rights of a stockholder with respect to any shares subject to such option until such individual shall have exercised the option and paid the exercise price for the purchased shares.

I.              Remaining Terms.  The remaining terms and conditions of each automatic option grant shall be as set forth in the form Non-statutory Stock Option Agreement attached as Exhibit A.

III.                                 CORPORATE TRANSACTION/CHANGE IN CONTROL

A.            In the event of any Corporate Transaction, the shares of Common Stock at the time subject to each outstanding option under this Article Three but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock.  Immediately following the consummation of the Corporate Transaction, all automatic option grants under this Article Three shall terminate and cease to be outstanding, unless assumed by the successor corporation or its parent company.

B.            In connection with any Change in Control of the Corporation, the shares of Common Stock at the time subject to each outstanding option under this Article Three but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date for the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock.  Each such option shall remain fully exercisable for the option shares which vest in connection with the Change in Control until the expiration or sooner termination of the option term.

C.            The automatic option grants outstanding under this Article Three shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE FOUR

STOCK ISSUANCE PROGRAM

I.              TERMS AND CONDITIONS OF STOCK ISSUANCES

Shares may be issued under the Stock Issuance Program through direct and immediate purchases without any intervening stock option grants.  The issued shares shall be evidenced by a Stock Issuance Agreement (“Issuance Agreement”) that complies with the terms and conditions of this Article Four. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units which entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units.

A.            Consideration.

1.             Shares of Common Stock drawn from the Corporation’s authorized but unissued shares of Common Stock (“Newly Issued Shares”) shall be issued under the Stock Issuance Program for one or more of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i)            cash or cash equivalents (such as a personal check or bank draft) paid the Corporation;

(ii)           a promissory note payable to the Corporation’s order in one or more installments, which may be subject to cancellation in whole or in part upon terms and conditions established by the Plan Administrator;

(iii)          past services rendered to the Corporation or any parent or subsidiary corporation; or

(iv)          any other valid consideration under the Delaware General Corporation Law.

2.             Shares of Common Stock reacquired by the Corporation and held as treasury shares (“Treasury Shares”) may be issued under the Stock Issuance Program for such consideration (including one or more of the items of consideration specified in subparagraph 1. above) as the Plan Administrator may deem appropriate.  Treasury Shares may, in lieu of any cash consideration, be issued subject to such vesting requirements tied to the Participant’s period of future Service or the Corporation’s attainment of specified performance objectives as the Plan Administrator may establish at the time of issuance.

3.             The consideration for any Newly Issued Shares or Treasury Shares issued under this Stock Issuance Program shall have a value determined by the Plan Administrator to be not less than one-hundred percent (100%) of the Fair Market Value of those shares at the time of issuance.

B.            Vesting Provisions.

1.             Shares of Common Stock issued under the Stock Issuance Program may, in the absolute discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service.  The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program, namely:

(i)            the Service period to be completed by the Participant or the performance objectives to be achieved by the Corporation,

(ii)           the number of installments in which the shares are to vest,

(iii)          the interval or intervals (if any) which are to lapse between installments, and

(iv)          the effect which death, Permanent Disability or other event designated by the Plan Administrator is to have upon the vesting schedule,

shall be determined by the Plan Administrator and incorporated into the Issuance Agreement executed by the Corporation and the Participant at the time such unvested shares are issued. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units which entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.

2.             The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to him or her under the Plan, whether or not his or her interest in those shares is vested.  Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.  Any new, additional or different shares of stock or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to his or her unvested shares by reason of any stock dividend, stock split, reclassification of Common Stock or other similar change in the Corporation’s capital structure or by reason of any Corporate Transaction shall be issued, subject to (i) the same vesting requirements applicable to his or her unvested shares and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3.             Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock under the Plan, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares.  To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money promissory note), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.  The surrendered shares may, at the Plan Administrator’s discretion, be retained by the Corporation as Treasury Shares or may be retired to authorized but unissued share status.

4.             The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a restricted stock unit or share right award until that award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock unit or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

5.             The Plan Administrator may in its discretion elect to waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares.  Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies.  Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

6.             Outstanding share right awards or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards or units, if the performance goals or Service requirements established for such awards or units are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding share right awards or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied.

II.            CORPORATE TRANSACTIONS/CHANGE IN CONTROL

A.            Upon the occurrence of any Corporate Transaction, all unvested shares of Common Stock at the time outstanding under the Stock Issuance Program shall immediately vest in full, except to the extent the Plan Administrator imposes limitations in the Issuance Agreement which preclude such accelerated vesting in whole or in part.

B.            The Plan Administrator shall have the discretionary authority, exercisable either in advance of any actually-anticipated Change in Control or at the time of an actual Change in Control, to provide for the immediate and automatic vesting of one or more unvested shares outstanding under the Stock Issuance Program at the time of such Change in Control.  The Plan Administrator shall also have full power and authority to condition any such accelerated vesting upon the subsequent termination of the Participant’s Service within a specified period following the Change in Control.

C.            Each outstanding restricted stock unit or share right award assumed in connection with a Corporate Transaction or Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Corporate Transaction or Change in Control so as to apply to the number and class of securities into which the shares of Common

Stock subject to the award immediately prior to the Corporate Transaction or Change in Control would have been converted in consummation of such Corporate Transaction or Change in Control had those shares actually been outstanding at that time.  If any such restricted stock unit or share right award is not so assumed or otherwise continued in effect or replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent payout of that value in accordance with the same vesting schedule applicable to those shares, then such unit or award shall vest, and the shares of Common Stock subject to that unit or award shall be issued as fully-vested shares, immediately prior to the consummation of the Corporate Transaction or Change in Control.

D.            The Plan Administrator shall have the discretionary authority to structure one or more restricted stock unit or other share right awards under the Stock Issuance Program so that the shares of Common Stock subject to those awards shall automatically vest and become issuable in whole or in part immediately upon the occurrence of a Corporate Transaction or Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Corporate Transaction or Change in Control.

III.           TRANSFER RESTRICTIONS/SHARE ESCROW

A.            Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing such unvested shares.  To the extent an escrow arrangement is utilized, the unvested shares and any securities or other assets issued with respect to such shares (other than regular cash dividends) shall be delivered in escrow to the Corporation to be held until the Participant’s interest in such shares (or other securities or assets) vests.  Alternatively, if the unvested shares are issued directly to the Participant, the restrictive legend on the certificates for such shares shall read substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE UNVESTED AND ARE ACCORDINGLY SUBJECT TO (I) CERTAIN TRANSFER RESTRICTIONS AND (II) CANCELLATION OR REPURCHASE IN THE EVENT THE REGISTERED HOLDER (OR HIS/HER PREDECESSOR IN INTEREST) CEASES TO REMAIN IN THE CORPORATION’S SERVICE.  SUCH TRANSFER RESTRICTIONS AND THE TERMS AND CONDITIONS OF SUCH CANCELLATION OR REPURCHASE ARE SET FORTH IN A STOCK ISSUANCE AGREEMENT BETWEEN
THE CORPORATION AND THE REGISTERED HOLDER (OR HIS/HER PREDECESSOR IN INTEREST) DATED                      , 20     , A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

B.            The Participant shall have no right to transfer any unvested shares of Common Stock issued to him or her under the Stock Issuance Program.  For purposes of this restriction, the term “transfer” shall include (without limitation) any sale, pledge, assignment, encumbrance, gift, or other disposition of such shares, whether voluntary or involuntary.  Upon any such attempted transfer, the unvested shares shall immediately be cancelled, and neither the Participant nor the proposed transferee shall have any rights with respect to those shares.  However, the Participant shall have the right to make a gift of unvested shares acquired under the Stock Issuance Program to his or her spouse or issue, including adopted children, or to a trust established for such spouse or issue, provided the donee of such shares delivers to the Corporation a written agreement to be bound by all the provisions of the Stock Issuance Program and the Issuance Agreement applicable to the gifted shares.

ARTICLE FIVE

MISCELLANEOUS

I.              LOANS OR INSTALLMENT PAYMENTS

The Plan Administrator may, in its discretion, assist any Optionee or Participant (other than an Optionee or Participant who is an executive officer of the Corporation or any Parent or Subsidiary subject to the loan prohibition provisions of the Sarbanes-Oxley Act of 2002) in the exercise of one or more options granted to such Optionee under the Discretionary Grant Program or the purchase of one or more shares issued to such Participant under the Stock Issuance Program, including the satisfaction of any Federal and State income and employment tax obligations arising therefrom, by (i) authorizing the extension of a loan from the Corporation to such Optionee or Participant or (ii) permitting the Optionee or Participant to pay the option price or purchase price for the purchased Common Stock in installments over a period of years.  Any such loan or installment method of payment (including the interest rate and terms of repayment) shall be upon such terms as the Plan Administrator specifies in the applicable option or issuance agreement or otherwise deems appropriate under the circumstances; provided, however, that all such terms shall be in compliance with applicable laws and regulations.  Loans or installment payments may be authorized with or without security or collateral.  However, the maximum credit available to the Optionee or Participant may not exceed the option or purchase price of the acquired shares plus any Federal and State income and employment tax liability incurred by the Optionee or Participant in connection with the acquisition of such shares.

II.            AMENDMENT OF THE PLAN AND AWARDS

A.            The Board shall have complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects.  However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options, stock appreciation rights, unvested stock issuances or other stock-based awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.  In addition, amendments to the Plan will be subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange (or the Nasdaq National Market) on which the Common Stock is at the time primarily traded.

B.            Options and stock appreciation rights may be granted under the Discretionary Program and stock-based awards may be made under the Stock Issuance Program that in each instance involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those grants or awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased either by (1) the automatic annual share increase provisions of Section VI.B. of Article One or (2) the stockholder approval of an amendment of the Plan sufficiently increasing the share reserve.  If stockholder approval is required and is not obtained within twelve (12) months after the date the first excess grant or award made against such contingent increase, then any options, stock appreciation rights or other stock-based awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

III.           TAX WITHHOLDING

A.            The Corporation’s obligation to deliver shares of Common Stock upon the exercise of stock options or stock appreciation rights or upon the issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, State and local income tax and employment tax withholding requirements.

B.            The Plan Administrator may, in its discretion, provide any or all holders of non-statutory stock options (other than the options granted under the Automatic Option Grant Program), stock appreciation rights, restricted stock units or any other share right awards pursuant to which vested shares of Common Stock are to be issued under the Plan and any or all Participants to whom vested or unvested shares of Common Stock are issued in a direct issuance under the Stock Issuance Program with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options or stock appreciation rights, the issuance to them of vested shares or the subsequent vesting of unvested shares issued to them.  Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding:  The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such non-statutory option or stock appreciation right or upon the issuance of fully-vested shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

Stock Delivery:  The election to deliver to the Corporation, at the time the non-statutory option or stock appreciation right is exercised, the vested shares are issued or the unvested shares subsequently vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise, share issuance or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.  The shares of Common Stock so delivered shall not be added to the shares of Common Stock authorized for issuance under the Plan.

IV.           EFFECTIVE DATE AND TERM OF PLAN

A.            The Plan was adopted by the Board on July 23, 1993, and was approved by the stockholders on the same date.  The Plan became effective on September 29, 1993, the date on which the shares of the Corporation’s Common Stock were first registered under the 1934 Act.  No further option grants or stock issuances shall be made under the Predecessor Plans from and after the Effective Date.

B.            Each stock option grant outstanding under the Predecessor Plans immediately prior to the Effective Date of the Discretionary Grant Program shall be incorporated into this Plan and treated as an outstanding option under this Plan, but each such option shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant, and nothing in this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to their acquisition of shares of Common Stock thereunder.  Each unvested share of Common Stock outstanding under the Predecessor Plans on the Effective Date of the Stock Issuance Program shall continue to be governed solely by the terms and conditions of the instrument evidencing such share issuance, and nothing in this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holder of such unvested shares.

C.            The option/vesting acceleration provisions of Section III of Article Two and Section II of Article Four relating to Corporate Transactions and Changes in Control may, in the Plan Administrator’s discretion, be extended to one or more stock options or unvested share issuances which are outstanding under the Predecessor Plans on the Effective Date of the Discretionary Option Grant and Stock Issuance Programs but which do not otherwise provide for such acceleration.

D.            On March 16, 1995, the Board adopted an amendment to the Plan which (i) increased the number of shares of Common Stock available for issuance under the Plan by an additional 600,000 shares (as adjusted for the May 1995 stock split), (ii) provided for an automatic annual increase to the existing share reserve on the first trading day in each of the next five (5) fiscal years, beginning with the 1996 fiscal year and continuing through fiscal year 2000, equal to 1.4% of the total number of shares of Common Stock outstanding on the last trading day of the fiscal year immediately preceding the fiscal year of each such share increase and (iii) imposed certain limitations required under applicable Federal tax laws with respect to Incentive Option grants.  The amendment was approved by the stockholders at the 1995 Annual Meeting on May 17, 1995.

E.             On March 21, 1996, the Board adopted an amendment to the Plan which (i) increased the number of shares of Common Stock available for issuance under the Plan by an additional 600,000 shares, (ii) increased the limit on the maximum number of shares of Common Stock issuable under the 1993 Plan prior to the required cessation of further Incentive Option grants to 3,780,000 shares plus an additional increase of 277,000 shares per fiscal year over each of the next four (4) fiscal years, beginning with the 1997 fiscal year, (iii) revised the Automatic Option Grant Program to eliminate the special one-time option grant for 28,800 shares of Common Stock to each newly-elected or newly-appointed non-employee Board member and implement a new option grant program pursuant to which all eligible non-employee Board members will receive a series of automatic option grants over their period of continued Board service.  The amendment was approved by the stockholders at the 1996 Annual Meeting.

F.             On March 18, 1997, the Board adopted a series of amendments to the Plan which (i) increased the number of shares of Common Stock reserved for issuance over the term of the Plan by an additional 450,000 shares, (ii) rendered all non-employee Board members eligible to receive option grants and direct stock issuances under the Discretionary Option Grant and Stock Issuance Programs, (iii) allowed unvested shares issued under the Plan and subsequently repurchased by the Corporation at the option exercise price or direct issue price paid per share to be reissued under the Plan, (iv) eliminated the plan limitation which precluded the grant of additional Incentive Options once the number of shares of Common Stock issued under the Plan, whether as vested or unvested shares, exceeded a certain level, (v) removed certain restrictions on the eligibility of non-employee Board members to serve as Plan Administrator, and (vi) effected a series of additional changes to the provisions of the Plan (including the stockholder approval requirements) in order to take advantage of the recent amendments to Rule 16b-3 of the 1934 Act which exempts certain officer and director transactions under the Plan from the short-swing liability provisions of the federal securities laws.  The March 18, 1997 amendments were approved by the stockholders at the 1997 Annual Meeting.

G.            On March 14, 2001, the Board adopted an amendment to the Plan which (i) established an automatic share increase feature pursuant to which the share reserve under the Plan will automatically increase on the first trading day in January of each of the next five (5) calendar years, beginning with the 2002 calendar year and continuing through the 2006 calendar year, by an amount equal to 4% of the total number of shares of Common Stock outstanding on the last trading day of the calendar year immediately preceding the calendar year of each such share increase and (ii) extended the termination date of the Plan from June 30, 2003 to February 28, 2011.  The March 14, 2001 amendment was approved by the stockholders at the 2001 Annual Meeting.

H.            On July 16, 2002, the Board adopted an amendment to the Plan which revised the Automatic Option Grant Program to increase the size of the annual option grant to be received by all eligible non-employee Board members over their period of continued Board service from 4,000 to 8,000 shares of Common Stock.  This amendment is subject to stockholder approval at the 2003 Annual Meeting.

I.              On January 30, 2006, the Board amended and restated the Plan in order to effect the following changes: (i) expand the scope of the Stock Issuance Program to include restricted stock units and other stock-based awards which vest and become payable upon the attainment of designated performance goals or the satisfaction of specified service requirements or upon the expiration of a designated time period following such vesting events, (ii) eliminate the limited stock appreciation right provisions of the Plan so that no grants made on or after January 1, 2006 under the Discretionary Grant Program or the Automatic Option Grant Program shall contain those limited cash-out rights, (iii) bring the provisions of the Plan into compliance with recent changes in the Nasdaq requirements for listed companies and the final federal tax regulations applicable to incentive stock options, (iv) specifically incorporate the prohibition of the Sarbanes-Oxley Act of 2002 against loans to executive officer and (v) effect a series of additional revisions to facilitate plan administration.

J.             The Plan shall terminate upon the earlier of (i) February 28, 2011 or (ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares or cancelled pursuant to the exercise of stock appreciation or other cash-out rights granted under the Plan.  If the date of the plan termination is determined under clause (i) above, then all option grants and unvested share issuances outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

V.            USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants or share issuances under the Plan shall be used for general corporate purposes.

VI.           REGULATORY APPROVALS

A.            The implementation of the Plan, the granting of any option under the Plan, the issuance of any shares under the Stock Issuance Program, and the issuance of Common Stock upon the exercise or surrender of the option grants made hereunder shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

B.            No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and State securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange (or the Nasdaq National Market, if applicable) on which shares of the Common Stock are then listed for trading.

VII.         NO EMPLOYMENT/SERVICE RIGHTS

Neither the action of the Corporation in establishing the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Corporation (or any parent or subsidiary corporation) for any period of specific duration, and the Corporation (or any parent or subsidiary corporation retaining the services of such individual) may terminate such individual’s employment or service at any time and for any reason, with or without cause.

VIII.        MISCELLANEOUS PROVISIONS

A.            The right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee or Participant.

B.            The provisions of the Plan relating to the exercise of options and the vesting of shares shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

C.            The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by Corporate Transaction or otherwise, and the Participants and Optionees and the legal representatives, heirs or legatees of their respective estates.